Exhibit 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

October 8, 2009

Two Harbors Investment Corp.

601 Carlson Parkway, Suite 330

Minnetonka, MN 55305

Ladies and Gentlemen:

We have acted as counsel to Two Harbors Investment Corp., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-4 (File No. 333-160199) (together with any amendments thereto, the “Registration Statement”) of (i) 26,249,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company to be issued in connection with the merger (the “Merger”) of Two Harbors Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, with and into Capitol Acquisition Corp., a Delaware corporation (“Capitol”), (ii) 33,249,000 warrants (the “Warrants”) to purchase shares of Common Stock, and (iii) 33,249,000 shares of Common Stock issuable upon exercise of the Warrants.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, certificates and other instruments as in our judgment are necessary or appropriate, including the Warrant Agreement, made as of November 8, 2007 (the “Warrant Agreement”), between Capitol and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), and the Supplement and Amendment to Warrant Agreement (the “Warrant Amendment”), to be entered into among Capitol, the Company and the Warrant Agent in connection with the consummation of the Merger. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that:

1.	The Shares have been duly and validly authorized and, when issued in connection with the Merger as described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized and, assuming due authorization, execution and delivery by Capitol and the Warrant Agent of the Warrant Agreement and the Warrant Amendment, when the Warrant Amendment is executed and delivered by the Company in connection with the Merger as described in the Registration Statement, the Warrants will be legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, moratorium, insolvency or similar laws affecting creditors’ rights generally, including, without limitation, applicable fraudulent transfer laws, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether the enforceability of such rights or the availability of such remedies is considered in a proceeding in equity or at law).

3.	The shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly and validly authorized and reserved for issuance upon such exercise. Assuming that, at the time of exercise, the number of Warrant Shares plus the number of all shares of Common Stock issued and outstanding or reserved for issuance pursuant to other obligations is not greater than the number of shares of Common Stock then authorized for issuance under the Company’s charter, as amended, when the Warrant Shares are issued upon exercise of the Warrants in accordance with the provisions of the Warrant Agreement and the Warrant Amendment, those shares will be legally issued, fully paid and non-assessable.

The opinions set forth in this letter relate only to the laws of the State of New York and the General Corporation Law of the State of Maryland, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ CLIFFORD CHANCE US LLP